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EXHIBIT 99.0

CONTACT:                            -OR-             NYMOX's INVESTOR RELATIONS
COUNSEL
Nymox Corporation                                    The Equity Group Inc.
Michael Munzar, M.D.                                 www.theequitygroup.com
Medical Director                                     Devin Sullivan
(800) 93NYMOX                                        (212) 836-9608

                             FOR IMMEDIATE RELEASE

                NYMOX RAISES $12 MILLION IN FINANCING COMMITMENT

Kensington, MD - November 12, 1999 - NYMOX PHARMACEUTICAL CORP. (NASDAQ:NYMX) today announced that it has secured U.S. $12.0 million in new equity financing. The common stock equity line financing was placed privately with institutional investors by Ladenburg Thalmann & Co. in New York.

"This financing reinforces Nymox's business objectives and will allow the Company to accelerate its exciting developments in drugs and diagnostics," said Paul Averback, President and CEO of Nymox. "We are very pleased to be working with Ladenburg Thalmann & Co. and believe that the terms of this financing will provide maximal value to our shareholders. We now have the additional resources needed to realize more fully the value and potential of our technologies."

Nymox Pharmaceutical Corp. pioneers in the research and development of products for the diagnosis and treatment of Alzheimer's Disease, an affliction for more than 20 million people around the world. Nymox offers the world's only accurate, non-invasive test to aid in the diagnosis of the disease, and is developing proprietary Spheron-based drug therapies that could lead to effective treatment of Alzheimer's Disease. Nymox also is developing unique drug therapies to treat
E. COLI infections and urinary tract infections, which have become highly resistant to conventional antibiotic treatments. Nymox Pharmaceutical Corp. is headquartered in Montreal, with a facility in Kensington, MD. Its stock is traded on NASDAQ with the symbol NYMX. More information is available at http://www.nymox.com

This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors are detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities.


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